EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

4 April 2007

Shire plc ("Shire")

Shire plc (the “Company”) - Shire Executive Annual Incentive Plan

On 2 April 2007 the trustee of the Shire plc Employee Benefit Trust (the “Trust”) informed the Company that, on 30 March 2007, the following Shares and ADSs had been allocated under the Shire Executive Annual Incentive Plan (the “Plan”) to the Executive Directors and Persons Discharging Managerial Responsibility set out below. The Ordinary Shares were bought on the market on 30 March 2007 at a price of £10.53 per share and the ADSs were bought on the same date at a price of USD62.1575 per ADS.

Name of Director	Type of Security	Number
Matthew Emmens	ADS	11,534
Angus Russell	Ordinary Shares	18,140

Name of PDMR	Type of Security	Number
Michael Cola	ADS	2,944
David Pendergast	ADS	3,123
Barbara Deptula	ADS	2,402
Eliseo Salinas	ADS	2,038
Anita Graham	ADS	2,072
John Lee	ADS	405
Tatjana May	Ordinary Shares	8,952
Joseph Rus	Ordinary Shares	6,492

Under the terms of the Plan the shares and ADSs will not normally be released to participants for three years.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above